Exhibit 99.1

News
Release
Vectren Corporation
One Vectren Square
Evansville, IN 47708

Investor Contact     Dave Parker, (812) 491-4135, d.parker@vectren.com
Media Contact         Natalie Hedde, (812) 491-5105, nhedde@vectren.com

FOR IMMEDIATE RELEASE

July 11, 2017

Vectren, Alcoa reach agreement on the continued operation of Warrick Unit 4 to help restart a portion of smelter, add up to 275 positions

Evansville, Ind. - Today, Vectren Energy Delivery of Indiana - South (Vectren), in partnership with Alcoa Power Generating, Inc., announced the continuation through 2023 of joint ownership and operation of Warrick Unit 4, the 300-megawatt electric generation unit located at the Alcoa manufacturing site in Warrick County.

Extension of the Unit 4 agreement is an important factor in Alcoa Corporation’s decision to reopen three smelting lines at Warrick Operations. The process to restart the lines will be complete in the second quarter of 2018, and securing reliable energy supply for the smelter is vital. Vectren will use its portion of the electricity generated from Unit 4 to continue supplying its 145,000 customers in southwestern Indiana. Since the unit’s inception in 1970, Alcoa Power Generating, Inc. and Vectren have co-owned and co-operated the coal-fired generation unit, with each company claiming 150 megawatts.

“Restarting the operations of the smelter is a significant economic development win for our community, including the creation of 275 jobs, and we were pleased to play such an important role in helping make this a reality,” said Carl Chapman, Vectren chairman, president and CEO. “This six-year contract aligns well with our previously announced long-term electric generation strategy, and the expected exit from our joint ownership and operation of Unit 4 at the end of 2023 is consistent with our plan to bring online a new natural gas-fired power plant by 2024 and install additional renewable energy resources through 2020.”

Warrick Unit 4 is fully-controlled for local air emissions, and continuing to operate it through 2023 takes advantage of the environmental equipment already installed, all of which allows the use of local coal from southwestern Indiana mines. Furthermore, this six-year extension likely means Vectren won’t need to secure an interim power purchase agreement (PPA) to meet what otherwise would be a capacity shortfall from 2020 through 2023. This PPA would likely have been obtained from a neighboring coal-fired plant, which may not have had the thorough emissions control equipment of Warrick Unit 4.

Vectren’s long-term generation plan, known as the Integrated Resource Plan (IRP), is expected to be finalized by year-end and is focused on ensuring a reasonably priced, reliable generation portfolio as well as a balanced energy mix, including more renewable energy resources in the very near-term. The utility is currently awaiting the director’s report issued by the Indiana Utility Regulatory Commission (IURC). That report will provide commentary on Vectren’s IRP that was submitted in December of 2016. This arrangement with Warrick 4 should not be affected by the report since its primary focus is upon Vectren’s long-term generation planning to be effective beginning in 2024.

Exhibit 99.1

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and about 20 percent of Ohio, primarily in the west central area. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.